Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, the Schedule 13G dated on or about October 20, 2025, containing the information required by Schedule 13G, for the American Depository Shares of RedHill Biopharma Ltd. held by Alumni Capital LP, a Delaware limited partnership, and with respect to Alumni Capital GP LLC, the manager of Alumni Capital LP, and Ashkan Mapar, the manager of Alumni Capital GP LLC, such other holdings as may be reported therein.

Dated: October 20, 2025

ALUMNI CAPITAL LP

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager of Alumni Capital GP LLC, General Partner of Alumni Capital LP

ALUMNI CAPITAL GP LLC

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager

/s/ Ashkan Mapar
Ashkan Mapar